Exhibit 107.1

Calculation of Filing Fee Tables

Post-Effective Amendment to Form S-3

(Form Type)

Inseego Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share		$ —	$ —	$ —	—	$ —
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share		—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities		—	—	—	—	—
Fees to Be Paid	Other	Warrants		—	—	—	—	—
Fees to Be Paid	Other	Units		—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	$100,000,000	—	$100,000,000	0.0000927	$9,270

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$100,000,000		$9,270
	Total Fees Previously Paid							$1,037.58(4)
	Total Fee Offsets							—
	Net Fee Due							$8,232.42

(1)	The amount to be registered consists of up to $100,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable ant-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(4)	The registrant previously paid a fee of $4,364 related to $40,000,000 of the registrant’s shares of common stock that may be issued and sold under a certain equity distribution agreement with Canaccord Genuity LLC pursuant to a prospectus supplement filed by the Registrant on January 25, 2021. Of such shares of common stock, $9,510,348.37 remain unsold, and the registration fee in the amount of $1,037.58 related thereto is applied to the registrant’s total registration fee. Accordingly, the registrant is paying the registration fee due less the $1,037.58 that was previously paid, or $8,232.42.